EXHIBIT 99.4g


Death Benefit and Owner Amendment

This amendment is a part of the contract to which it is attached. If not shown below, the Amendment Data is shown on the Contract Data Page. In the case of a conflict with any provisions in the Contract, the provisions of this amendment will control.

Amendment Data

Base Policy Number
Amendment Issue Date
Amendment Effective Date

The Amount of Death Benefit section of the Death Benefit Before the Annuity Commencement Date provision is changed to read as follows:

Amount of Death Benefit

The amount of the Death Benefit is defined as follows:

1.
If an Owner dies on or before the first day of the month following such Owner's 85th birthday, the Death Benefit is the greatest of:

a.
The Contract Value on the Death Benefit Valuation Date, or

b.
The Adjusted Purchase Payment Total, or

c.
The Reset Death Benefit

2.
If an Owner dies after the first day of the month following such Owner's 85th birthday, the Death Benefit is the Contract Value on the Death Benefit Valuation Date.

The Adjusted Purchase Payment Total is defined as follows. The initial Adjusted Purchase Payment Total is equal to the amount of the first Purchase Payment we receive. The Adjusted Purchase Payment Total is increased by the amount of each subsequent Purchase Payment. For each Partial Surrender, the Adjusted Purchase Payment Total is reduced by multiplying by the fraction A divided by B, (A/B), where:

A. Is the Contract Value immediately after the Partial Surrender, and

B. Is the Contract Value immediately before the Partial Surrender.

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The Reset Death Benefit is defined as follow. On the Reset Contract Anniversary, the Reset Death Benefit is equal to the Contract Value. The Reset Death Benefit is increased by the amount of each Purchase Payment made after the Reset
Contract Anniversary. For each Partial Surrender taken after the Reset Contract Anniversary, the Reset Death Benefit is reduced by multiplying by the fraction A divided by B, (A/B), where:

A. Is the Contract Value immediately after the Partial Surrender,  and

B. Is the Contract Value immediately before the Partial Surrender.

The Reset Contract Anniversary is defined as the latest Specified Contract Anniversary before the death of an Owner. Specified Contract Anniversary is defined on the Contract Data Page.

The last sentence of the definition of Owner in the Definitions section is changed to read as follows:

You may make a request to change the Owner of this Contract by sending us written notice. We reserve the right to deny a request to change the Owner, unless we receive written proof, satisfactory to us, that each proposed Owner is insurable.


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ReliaStar Life Insurance Company

Box 20
Minneapolis
Minnesota 55440


Executed at our Home Office

Robert C. Salipante           President
/s/ Robert C. Salipante

Susan M. Bergen               Secretary
/s/ Susan M. Bergen